Press Release Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2018 Financial Results

HAYWARD, Calif., April 25, 2018 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor and display capital equipment industries, today reported its financial results for the first quarter ended March 30, 2018.

“UCT delivered excellent results on the top and bottom line, driven by extraordinary demand as well as new products ramping faster than expected,” said Jim Scholhamer, President and CEO. “Our performance was accentuated by our ability to quickly deliver quality products on short notice, proving our customers are increasingly relying on UCT as a partner to further their success. Continued strength in the semiconductor capital equipment market, together with our elevated focus on growth opportunities, serves to heighten our excitement about the prospects for UCT.”

GAAP Financial Results

Total revenue for the first quarter of 2018 was $314.8 million, an increase of 26.5% compared to the fourth quarter of 2017 and 53.9% compared to the same period a year ago. Semiconductor revenue increased 27.5% compared to the fourth quarter of 2017 and 57.0% compared to the same period a year ago. Total revenue from outside the U.S. rose 29.8% sequentially and 70.9% compared to the same period a year ago. Gross margin for the first quarter of 2018 was 15.5% compared to 17.7% for the prior quarter and 18.3% for the same period a year ago. Net income for the first quarter was $24.7 million, or $0.67 and $0.66 per basic and diluted share compared to net income of $20.8 million, or $0.62 and $0.60 per basic and diluted share in the previous quarter, and net income of $14.3 million, or $0.43 and $0.42 per basic and diluted share for the same period a year ago.

Net cash for the first quarter 2018 increased $91.6 million compared to the fourth quarter of 2017. Cash and cash equivalents were $162.4 million, an increase of $94.1 million compared to the fourth quarter of 2017 as a result of the financing in February, 2018.

Non-GAAP Financial Results

Non-GAAP net income for the first quarter of 2018 was $25.7 million, or $0.69 per diluted share based on 37.5 million weighted shares outstanding. Non-GAAP net income and non-GAAP net income per diluted share exclude pre-tax charges of $1.1 million for intangible assets amortization, $0.9 million of costs related to the closure of the Company’s machining operations in China and $0.1 million related to the Company’s expansion of its operations in Singapore, offset by the corresponding increase in tax expense from these items of approximately $1.1 million. This compares to fourth quarter non-GAAP net income of $20.3 million and non-GAAP net income per diluted share of $0.59 based on 34.5 million weighted shares outstanding, and non-GAAP net income of $15.9 million and non-GAAP net income per diluted share of $0.47 based on 33.9 million weighted shares outstanding for the first quarter of 2017.

The Company has provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables included in this press release.

Second Quarter 2018 Outlook

The Company expects revenue to be between $280.0 million to $300.0 million and GAAP diluted net income per share to be in the range of $0.50 to $0.59. The Company expects non-GAAP net income per diluted share to be in the range of $0.52 to $0.62.

Conference Call

UCT will conduct a conference call today, Wednesday, April 25, 2018, beginning at 1:45 p.m. PDT.

The call-in number is (844) 826-3034 (domestic) and (412) 317-5179 (international). A replay of the conference will be available for seven days following the call at (877) 344-7529 (domestic) and (412) 317-0088 (international). The confirmation number for live broadcast and replay is 10119334 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor and display capital equipment industries. Ultra Clean offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping and component manufacturing. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Use of Non-GAAP Measures

Management uses non-GAAP net income and net income per diluted share to evaluate the Company's operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. Tables presenting reconciliations of non-GAAP results to U.S. GAAP results are included at the end of this press release. A reconciliation of our guidance for non-GAAP net income per diluted share for the second quarter of 2018 is not available due to fluctuations in the geographic mix of our earnings from quarter to quarter, which impacts our tax rate and cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and we are unable to determine the probable significance of the unavailable information.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “outlook”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and with respect to our second quarter 2018 outlook. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors”, "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 29, 2017 as filed with the Securities and Exchange Commission and subsequently filed quarterly reports on Form 10-Q. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Sheri Savage

UCT Senior VP Finance, CFO

510-576-4705

Rhonda Bennetto

Investor Relations

415-775-1788

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except per share data)

	Three months ended
	March 30,	March 31,
	2018	2017
Sales	$314,842	$204,594
Cost of goods sold	266,038	167,099
Gross profit	48,804	37,495

Operating expenses:
Research and development	3,029	2,906
Sales and marketing	3,805	3,051
General and administrative	15,062	11,765
Total operating expenses	21,896	17,722
Income from operations	26,908	19,773
Interest and other income (expense), net	326	(938)
Income before provision for income taxes	27,234	18,835
Income tax provision	2,493	4,494
Net income	$24,741	$14,341

Net income per share:
Basic	$0.67	$0.43
Diluted	$0.66	$0.42
Shares used in computing net income per share:
Basic	36,723	33,061
Diluted	37,491	33,865

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands, except per share data)

	March 30,	December 29,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$162,365	$68,306
Accounts receivable, net of allowance	83,660	90,213
Inventory	261,798	236,840
Other current assets	13,225	12,089
Total current assets	521,048	407,448

Equipment and leasehold improvements, net	36,839	32,246
Goodwill	85,248	85,248
Purchased intangibles, net	30,489	31,587
Deferred tax asset, net	5,032	4,951
Other non-current assets	2,181	1,932
Total assets	$680,837	$563,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$54,779	$12,381
Accounts payable	169,592	173,521
Other current liabilities	21,121	21,445
Total current liabilities	245,492	207,347

Bank borrowings, net of current portion	-	39,893
Deferred tax liability	10,017	9,981
Other long-term liabilities	5,792	5,886
Total liabilities	261,301	263,107

Stockholders’ equity:
Common stock	280,367	185,336
Retained earnings	137,863	113,122
Accumulated other comprehensive income	1,306	1,847
Total stockholders’ equity	419,536	300,305
Total liabilities and stockholders’ equity	$680,837	$563,412

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in thousands, except per share data)

	Three Months Ended
	March 30,	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$24,741	$14,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,452	2,483
Stock-based compensation	2,563	1,382
Change in the fair value of financial instruments	(856)	310
Others	52	—
Changes in assets and liabilities:
Accounts receivable	6,839	(20,078)
Inventories	(24,660)	(19,068)
Prepaid expenses and other	(1,089)	246
Deferred income taxes	(46)	(58)
Other non-current assets	(255)	(245)
Accounts payable	(4,214)	23,793
Accrued compensation and related benefits	187	2,908
Income taxes payable	(2,358)	2,149
Other liabilities	1,723	981
Net cash provided by operating activities	5,079	9,144
Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(5,911)	(2,784)
Net cash used for investing activities	(5,911)	(2,784)
Cash flows from financing activities:
Proceeds from bank borrowings	10,222	1,000
Proceeds from issuance of common stock	94,330	1,383
Principal payments on bank borrowings	(7,873)	(4,697)
Employees’ taxes paid upon vesting of restricted stock units	(1,862)	(1,582)
Net cash provided by (used for) financing activities	94,817	(3,896)
Effect of exchange rate changes on cash and cash equivalents	74	6
Net increase in cash and cash equivalents	$94,059	$2,470
Cash and cash equivalents at beginning of period	68,306	52,465
Cash and cash equivalents at end of period	$162,365	$54,935

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILATION OF GAAP TO NON-GAAP ADJUSTED RESULTS

	Three Months Ended
	March 30,	March 31,	December 29,
	2018	2017	2017
Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income on a GAAP basis	$24,741	$14,341	$20,849
Amortization of intangible assets (1)	1,098	1,231	1,745
Restructuring charges (2)	874	-	-
Consulting fees (3)	150	-	-
Income tax effect of non-GAAP adjustments (4)	(262)	(256)	(229)
Income tax effect of valuation allowance (5)	(873)	576	(2,096)
Non-GAAP net income	$25,728	$15,892	$20,269

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income from operations on a GAAP basis	$26,908	$19,773	$21,957
Amortization of intangible assets (1)	1,098	1,231	1,745
Restructuring charges (2)	874	-	-
Consulting fees (3)	150	-	-
Non-GAAP income from operations	$29,030	$21,004	$23,702

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin on a GAAP basis	8.5%	9.7%	8.8%
Amortization of intangible assets (1)	0.4%	0.6%	0.7%
Restructuring charges (2)	0.3%	-	-
Consulting fees (3)	0.0%	-	-
Non-GAAP operating margin	9.2%	10.3%	9.5%

Reconciliation of GAAP Gross profit to Non-GAAP Gross profit (in thousands)
Reported gross profit on a GAAP basis	$48,804	$37,495	$44,067
Restructuring charges (2)	787	-	-
Consulting fees (3)	150	-	-
Non-GAAP gross profit	$49,741	$37,495	$44,067

Reconciliation of GAAP Gross margin to Non-GAAP Gross margin
Reported gross margin on a GAAP basis	15.5%	18.3%	17.7%
Restructuring charges (2)	0.2%	-	-
Consulting fees (3)	0.1%	-	-
Non-GAAP gross margin	15.8%	18.3%	17.7%

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Marchi and Miconex

2	Reserve for severance and other costs related to the closure of the Company's machining operations in China

3	One time consulting fees related to the expansion of the Company's operations in Singapore

4	Tax effect of items (1) through (3) above based on the non-gaap tax rate shown below

5	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

	Three Months Ended
	March 30,	March 31,	December 29,
	2018	2017	2017
Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income on a GAAP basis	$0.66	$0.42	$0.60
Amortization of intangible assets	0.03	0.04	0.05
Restructuring charges	0.02	-	-
Consulting fees	0.01	-	-
Income tax effect of non-GAAP adjustments	(0.01)	(0.01)	(0.01)
Income tax effect of valuation allowance	(0.02)	0.02	(0.05)
Non-GAAP net income	$0.69	$0.47	$0.59
Weighted average number of diluted shares (thousands)	37,491	33,865	34,500

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE

	Three Months Ended
	March 30,	March 31,	December 29,
	2018	2017	2017
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$2,493	$4,494	$730
Income tax effect of non-GAAP adjustments (1)	262	256	229
Income tax effect of valuation allowance (2)	873	(576)	2,096
Non-GAAP provision for income taxes	$3,628	$4,174	$3,055

Income before income taxes on a GAAP basis	$27,234	$18,835	$21,579
Amortization of intangible assets	1,098	1,231	1,745
Restructuring charges	874	-	-
Consulting fees	150	-	-
Non-GAAP income before income taxes	$29,356	$20,066	$23,324

Effective income tax rate on a GAAP basis	9.2%	23.9%	3.4%
Non-GAAP effective income tax rate	12.4%	20.8%	13.1%

1	Tax effect of items (1) through (2) above based on the non-gaap tax rate

2	The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.